Simmons Company
Reports Record Third Quarter Financial Results

•	20.1% Growth in Net Sales Driven by Double-Digit Domestic Unit Volume Increase
•	19.3% Increase in Adjusted EBITDA
•	Seventh Consecutive Quarter of Sales Growth Exceeding the Industry
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ATLANTA, November 13, 2007 – Simmons Company (“Company” or “Simmons”), a leading manufacturer of premium-branded bedding products, today released operating results for the quarter and nine months ended September 29, 2007.

Results for the Quarter Ended September 29, 2007
For the third quarter of 2007, net sales increased 20.1% to $312.0 million compared to $259.8 million for the same period last year.  Domestic segment net sales increased $31.4 million, or 12.7%, to $279.7 million compared to the same period of 2006.  The domestic segment sales growth was primarily attributable to a 13.5% increase in conventional bedding units sold.  Gross profit for the third quarter of 2007 was $125.3 million, or 40.2% of net sales, compared to $117.2 million, or 45.1% of net sales, for the same period of 2006.

For the third quarter of 2007, operating income was $38.8 million, or 12.4% of net sales, compared to $33.9 million, or 13.1% of net sales, for the same period last year exclusive of the $43.8 million gain on the sale of Sleep Country USA (“SCUSA”) in August 2006.  Net income was $12.3 million for the third quarter of 2007 compared to $10.4 million for the same period in 2006, exclusive of the gain on the sale of SCUSA net of related taxes (see the Supplemental Information to this press release).  For the third quarter of 2007, Adjusted EBITDA (see the Supplemental Information to this press release) was $51.8 million, or 16.6% of net sales, compared to $43.5 million, or 16.7% of net sales, in the third quarter of 2006.

Results for the Nine Months Ended September 29, 2007
For the first nine months of 2007, net sales rose 16.3% to $857.3 million compared to $736.8 million for the same period last year.  Domestic segment net sales increased $75.3 million, or 10.9%, to $763.2 million for the first nine months of 2007 compared to the same period of the prior year.  Domestic segment sales growth for the first nine months of 2007 was primarily attributable to an 11.9% increase in conventional bedding units sold.  Gross profit for the first nine months of 2007 was $339.6 million, or 39.6% of net sales, compared to $325.8 million, or 44.2% of net sales, for the same period of 2006.

For the first nine months of 2007, operating income was $84.6 million, or 9.9% of net sales, compared to $91.4 million, or 12.4% of net sales, for the same period last year exclusive of the gain on the sale of SCUSA.  Net income was $17.7 million for the first nine months of 2007 compared to $18.9 million for the same period of the prior year, exclusive of the gain on the sale of SCUSA net of related taxes.  For the first nine months of 2007, Adjusted EBITDA was $121.1 million, or 14.1% of net sales, compared to $119.7 million, or 16.2% of net sales, during the same period last year.

Simmons’ Chairman and Chief Executive Officer Charlie Eitel said, “The strong sales momentum we have experienced over the last six quarters continued into the third quarter of 2007, with the third quarter being the seventh successive quarter our sales growth in the U.S. exceeded that reported by ISPA for the industry.  In the third quarter and first nine months of this year, our business operated at record sales levels despite a very competitive sales environment.”   He added, “Our year-to-date sales growth of 16.3% has been driven principally by effective marketing and our decision to be competitive at a broad range of retail price points.  Our marketing and sales efforts have resulted in strong demand for our U.S. products and we believe a sizable gain in market share this year.  Our top line growth of 20.1% was driven by the Beautyrest® 2007 product line, which was launched earlier this year and has proven to be our most successful Beautyrest product line in our history.  Our top line performance helped offset gross margin pressures.  Our net sales and Adjusted EBITDA in the third quarter were quarterly records for Simmons.”

Mr. Eitel continued, “In the third quarter we made further progress in the integration of our recent Simmons Canada and ComforPedic acquisitions.  In Canada, we have been able to significantly expand our Adjusted EBITDA margins through a change in product mix and achievement of cost synergies.  We also began manufacturing our new ComforPedic by Simmons™ product in several of our U.S. facilities and started the roll out of this new product line to several new major accounts during this last quarter.  We expect that these two acquisitions will be very beneficial to Simmons.”

The Company will webcast its third quarter and first nine months 2007 financial results via a conference call on Wednesday, November 14, 2007, beginning at 10:30 a.m. Eastern Time.  The webcast will be available at the Company’s website www.simmons.com and will also be available for replay through November 28, 2007.

About Simmons
Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products under brands including Beautyrest®, Beautyrest Black™, Natural Care™, ComforPedic by Simmons™, BackCare®, Beautyrest Beginnings™, and Deep Sleep®.  Simmons Bedding Company operates 21 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of beds to many of the world’s leading hotel groups, casinos and resort properties.  Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world.  For more information, visit the Company's website at www.simmons.com.

 “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this press release speak only as of the date of this call. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. These factors include, but are not limited to: (i) competitive pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of our new products and the future costs to roll out such products; (iv) our relationships with and viability of our major suppliers; (v) fluctuations in our costs of raw materials; (vi) our relationship with significant customers and licensees; (vii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (viii) an increase in our return rates and warranty claims; (ix) our labor relations; (x) departure of our key personnel; (xi) encroachments on our intellectual property; (xii) our product liability claims; (xiii) our level of indebtedness; (xiv) interest rate risks; (xv) foreign currency exchange rate risks; (xvi) compliance with covenants in our debt agreements; (xvii) our future acquisitions; (xviii) our ability to successfully integrate Simmons Canada and ComforPedic into our operations; (xix) our ability to achieve the expected benefits from any personnel realignments; (xx) our ability to successfully implement our new enterprise resource planning system; and (xxi) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-tables follow-

Simmons Company and Subsidiaries
Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarters Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net sales	$311,992	$259,766	$857,269	$736,835
Cost of products sold	186,712	142,562	517,714	411,051
Gross profit	125,280	117,204	339,555	325,784

Operating expenses:
Selling, general and administrative expenses	87,442	84,089	258,259	236,628
Gain on sale of Sleep Country USA	-	(43,834)	-	(43,834)
Amortization of intangibles	1,579	1,386	4,551	4,220
Licensing fees	(2,507)	(2,199)	(7,821)	(6,498)
Total operating expenses	86,514	39,442	254,989	190,516
Operating income	38,766	77,762	84,566	135,268
Interest expense, net	20,039	18,041	57,686	61,932
Income before income taxes	18,727	59,721	26,880	73,336
Income tax expense	6,389	17,799	9,145	22,920
Net income	$12,338	$41,922	$17,735	$50,416

Adjusted EBITDA (a)	$51,843	$43,460	$121,098	$119,730

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 29,	December 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$17,290	$20,784
Accounts receivable, net	140,482	92,035
Inventories	33,581	26,718
Other current assets	24,595	22,559
Total current assets	215,948	162,096

Property, plant and equipment, net	84,225	73,185
Goodwill, net	538,955	512,818
Intangible assets, net	604,852	592,802
Other assets	38,732	32,753
Total assets	$1,482,712	$1,373,654

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$1,178	$778
Accounts payable and accrued liabilities	154,262	134,912
Total current liabilities	155,440	135,690

Long-term debt	925,970	896,001
Deferred income taxes	193,358	177,692
Other non-current liabilities	27,594	14,410
Total liabilities	1,302,362	1,223,793

Stockholder's equity	180,350	149,861
Total liabilities and stockholder's equity	$1,482,712	$1,373,654

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
(Notes to Condensed Historical Financial Data)

a) Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used.  In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, Adjusted EBITDA as we interpret the definition also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, non-cash stock compensation expenses, reorganization costs, and other unusual or non-recurring charges or credits. Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance.  EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  Below is a reconciliation of net income to Adjusted EBITDA:

	Quarters Ended		Nine Months Ended

	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Adjusted EBITDA:
Net income	$12,338	$41,922	$17,735	$50,416
Depreciation and amortization	7,526	7,829	22,217	21,885
Income tax expense	6,389	17,799	9,145	22,920
Interest expense	19,896	18,558	58,007	62,684

EBITDA	46,149	86,108	107,104	157,905

Reorganization expense including management severance	38	5	1,996	2,386
Conversion costs associated with meeting new flammability standard	1	-	1,983	-
Transaction expenses including integration costs	1,751	428	3,390	560
Non-recurring professional service fees	1,595	-	2,367	-
Management information system implementation costs	805	-	885	-
Management fees	487	423	1,440	1,263
Gain on sale of SCUSA	-	(43,834)	-	(43,834)
Other, net	1,017	330	1,933	1,450

Adjusted EBITDA	$51,843	$43,460	$121,098	$119,730

b) Reconciliation of net income to net income, exclusive of the gain on the sale of Sleep Country USA net of related taxes:

	Periods Ended
	September 30, 2006
	Quarter	Nine Months
Net Income	$41,922	$50,416
Gain on the sale of Sleep Country USA	(43,834)	(43,834)
Tax effect of the gain	12,297	12,297
Net Income, exclusive of the gain	$10,385	$18,879